Exhibit 99.1 - Earnings Release – First fiscal quarter ended December 29, 2013.
201 N. Harrison St.
Davenport, IA 52801
www.lee.net

NEWS RELEASE

Lee Enterprises reports earnings for first fiscal quarter

DAVENPORT, Iowa (February 6, 2014) — Lee Enterprises, Incorporated (NYSE: LEE), a major provider of local news, information and advertising in 50 markets, today reported preliminary(1) earnings of 22 cents per diluted common share for its first fiscal quarter ended December 29, 2013, compared with 28 cents a year ago. Excluding unusual matters, adjusted earnings per diluted common share(2) totaled 24 cents, compared with earnings of 20 cents a year ago.

Mary Junck, chairman and chief executive officer, said: “Lee is off to a solid start in 2014. We grew digital revenue and audiences at a double-digit clip, continued to reduce operating expenses, again posted strong cash flow and carved off another chunk of debt. We expect overall revenue trends to improve for January and February. In the months ahead, we plan more digital and audience initiatives and we expect continued expense benefit from business transformation initiatives under way. Beginning in April, we plan to launch new subscription models in several markets, providing audiences with the printed newspaper along with full access to all of our digital platforms, including web, app and digital replica across desktop, mobile and tablet. We anticipate good reception to this full-access approach and expect to add additional markets as the year progresses.

She added: “Also, we have begun steps to refinance our long-term debt, beginning with an agreement announced earlier this week that will lower the interest rate on our second lien facility and give us an even longer runway to continue reducing debt aggressively. We are now turning our attention to the first lien as a high priority and expect another successful outcome.”

FIRST QUARTER OPERATING RESULTS(3)

Operating revenue for the 13 weeks ended December 29, 2013 totaled $177.4 million, a decrease of 3.9% compared with a year ago. Combined print and digital advertising and marketing services revenue decreased 5.0% to $122.4 million, improved from 2013 trends, with retail advertising down 3.7%, classified down 9.2% and national down 3.6%. Combined print and digital classified employment revenue decreased 6.2%, while automotive decreased 12.8%, real estate decreased 5.0% and other classified decreased 10.1%. Digital advertising and marketing services revenue on a stand-alone basis increased 9.8% to $18.6 million and now totals 15.2% of total advertising and marketing services revenue. Print advertising and marketing services revenue on a stand-alone basis decreased 7.3%. Subscription revenue decreased 1.1%.

Total digital revenue, including advertising, marketing services, subscriptions and digital businesses, totaled $21.6 million in the quarter, up 12.7% compared with the quarter a year ago. Mobile advertising revenue increased 37.6%, to $1.7 million.

Digital audiences continued to grow. Mobile, tablet, desktop and app page views increased 12.8% to 209.7 million, and monthly unique visitors increased 19.9% to 25.6 million. Increases from branded editions resulted in a 10.6% increase in Sunday circulation during the quarter. Daily circulation decreased 4.3%.

Operating expenses, excluding depreciation, amortization and unusual matters, decreased 3.4% for the 13 weeks ended December 29, 2013. Compensation decreased 5.8%, with the average number of full-time equivalent employees down 5.9%. Newsprint and ink expense decreased 13.2%, primarily a result of a reduction in newsprint volume of 10.1%. Other operating expenses increased 1.7%.

For the full year, 2014 cash costs are expected to decrease 0.5-1.5%, excluding the impact of circulation-related expense reclassification as a result of moving to fee-for-service delivery contracts at several of our newspapers. This reclassification will increase both revenue and operating expenses beginning in the June quarter, with no impact on operating cash flow(2) or operating income.

Operating cash flow decreased 4.3% from a year ago to $49.3 million. Operating cash flow margin(2) was 27.8%, compared to 27.9% a year ago. Including equity in earnings of associated companies, depreciation and amortization, as well as other unusual matters in both years, operating income increased 1.7% to $40.2 million in the current year quarter, compared with $39.5 million a year ago. Operating income margin increased to 22.7% up from 21.4% a year ago.

Non-operating expenses, primarily interest expense and debt financing costs, increased 26.1%, as an 11.2% reduction in interest expense was partially offset by a $6.9 million gain on sale of an investment in the prior year quarter. Lower debt balances and the refinancing of the Pulitzer Notes in May 2013 contributed to the interest expense reduction. Income attributable to Lee Enterprises, Incorporated for the quarter totaled $11.9 million, compared with $14.6 million a year ago.

ADJUSTED EARNINGS AND EPS FOR THE QUARTER

The following table summarizes the impact from unusual matters on income attributable to Lee Enterprises, Incorporated and earnings per diluted common share. Per share amounts may not add due to rounding.

			13 Weeks Ended
	December 29 2013		December 30 2012
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Income attributable to Lee Enterprises, Incorporated, as reported	11,892	0.22	14,580	0.28
Adjustments:
Gain on sale of investment, net	—		(6,909)
Debt financing and reorganization costs	104		47
Amortization of debt present value adjustment	1,198		1,358
Other, net	163		1,066
	1,465		(4,438)
Income tax effect of adjustments, net	(512)		1,553
	953	0.02	(2,885)	(0.06)
Unusual matters related to discontinued operations	—	—	(1,167)	(0.02)
Income attributable to Lee Enterprises, Incorporated, as adjusted	12,845	0.24	10,528	0.20
DEBT AND FREE CASH FLOW(2)

Debt was reduced $14.5 million in the quarter and $83.9 million in the last twelve months. The principal amount of debt totaled $833.0 million at December 29, 2013 and stands at $828 million at the end of January. Free cash flow increased to $30.6 million for the quarter compared with $29.9 million a year ago. Liquidity at the end of the quarter totaled $42.6 million, compared to required debt principal payments of $13.9 million in the next 12 months.

As previously announced, we reached an agreement to refinance the $175,000,000 2nd Lien Agreement with a new $200,000,000 facility (the “New 2nd Lien Agreement”). The size of the facility may be reduced by up to $75,000,000 with the proceeds of a refinancing of the 1st Lien Agreement. The New 2nd Lien Agreement,

which is subject to customary closing conditions, will bear interest at a reduced rate of 12.0%, payable quarterly, and mature in December 2022.

ABOUT LEE

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, in its markets, with 46 daily newspapers and a joint interest in four others, rapidly growing digital products and nearly 300 specialty publications in 22 states. Lee's newspapers have circulation of 1.2 million daily and 1.6 million Sunday, reaching nearly four million readers in print alone. Lee's websites and mobile and tablet products attracted 25.6 million unique visitors in December 2013. Lee's markets include St. Louis, MO; Lincoln, NE; Madison, WI; Davenport, IA; Billings, MT; Bloomington, IL; and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This news release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are our ability to generate cash flows and maintain liquidity sufficient to service our debt, comply with or obtain amendments or waivers of the financial covenants contained in our credit facilities, if necessary, and to refinance our debt as it comes due. Other risks and uncertainties include the impact and duration of continuing adverse conditions in certain aspects of the economy affecting our business, changes in advertising demand, potential changes in newsprint and other commodity prices, energy costs, interest rates, labor costs, legislative and regulatory rulings, difficulties in achieving planned expense reductions, maintaining employee and customer relationships, increased capital costs, maintaining our listing status on the NYSE, competition and other risks detailed from time to time in our publicly filed documents. Any statements that are not statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believe”, “expect”, “anticipate”, “intend”, “plan”, “project”, “consider” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. We do not undertake to publicly update or revise our forward-looking statements.

Contact: dan.hayes@lee.net, (563) 383-2100

LEE ENTERPRISES, INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	13 Weeks Ended
(Thousands of Dollars and Shares, Except Per Share Data)	December 29 2013	December 30 2012	Percent Change

Advertising and marketing services
Retail	80,103	83,207	(3.7)
Classified:
Employment	7,209	7,683	(6.2)
Automotive	8,129	9,318	(12.8)
Real estate	4,419	4,652	(5.0)
All other	10,453	11,633	(10.1)
Total classified	30,210	33,286	(9.2)
National	7,517	7,794	(3.6)
Niche publications and other	4,561	4,612	(1.1)
Total advertising and marketing services revenue	122,391	128,899	(5.0)
Subscription	45,550	46,056	(1.1)
Commercial printing	3,032	3,302	(8.2)
Digital services and other	6,412	6,399	0.2
Total operating revenue	177,385	184,656	(3.9)
Operating expenses:
Compensation	62,142	65,955	(5.8)
Newsprint and ink	10,562	12,174	(13.2)
Other operating expenses	55,157	54,211	1.7
Workforce adjustments	207	803	(74.2)
	128,068	133,143	(3.8)
Operating cash flow	49,317	51,513	(4.3)
Depreciation	5,141	5,487	(6.3)
Amortization	6,893	9,554	(27.9)
Equity in earnings of associated companies	2,919	3,045	(4.1)
Operating income	40,202	39,517	1.7

CONSOLIDATED STATEMENTS OF OPERATIONS, continued

	13 Weeks Ended
(Thousands of Dollars and Shares, Except Per Share Data)	December 29 2013	December 30 2012	Percent Change

Non-operating income (expense):
Financial income	120	80	50.0
Interest expense	(20,827)	(23,466)	(11.2)
Debt financing costs	(104)	(47)	NM
Other, net	94	7,007	(98.7)
	(20,717)	(16,426)	26.1
Income before income taxes	19,485	23,091	(15.6)
Income tax expense	7,383	9,439	(21.8)
Income from continuing operations	12,102	13,652	(11.4)
Discontinued operations, net of income taxes	—	1,046	NM
Net income	12,102	14,698	(17.7)
Net income attributable to non-controlling interests	(210)	(118)	78.0
Income attributable to Lee Enterprises, Incorporated	11,892	14,580	(18.4)

Income from continuing operations attributable to Lee Enterprises, Incorporated	11,892	13,534	(12.1)

Income per common share:
Basic:
Continuing operations	0.23	0.26	(11.5)
Discontinued operations	—	0.02	NM
	0.23	0.28	(17.9)

Diluted:
Continuing operations	0.22	0.26	(15.4)
Discontinued operations	—	0.02	NM
	0.22	0.28	(21.4)

Average common shares:
Basic	52,081	51,794
Diluted	53,259	51,854

ADJUSTED EBITDA AND FREE CASH FLOW

	13 Weeks Ended		52 Weeks Ended
(Thousands of Dollars)	December 29 2013	December 30 2012	December 29 2013

Operating income	40,202	39,517	(56,634)
Equity in earnings of associated companies	(2,919)	(3,045)	(8,559)
Depreciation and amortization	12,034	15,041	52,630
Impairment of intangible and other assets	—	—	171,094
Operating cash flow	49,317	51,513	158,531
Ownership share of TNI EBITDA (50%)	1,894	1,954	5,737
Ownership share of MNI EBITDA (50%)	2,027	2,255	5,753
Stock compensation	264	368	1,157
Adjusted EBITDA	53,502	56,090	171,178
Ownership share of associated companies EBITDA (50%)	(3,921)	(4,209)	(11,490)
Distributions from associated companies	2,815	2,070	12,143
Capital expenditures	(2,295)	(2,068)	(9,967)
Pension contributions	—	—	(6,016)
Cash income tax refunds (paid)	(14)	(240)	9,352
Unlevered free cash flow	50,087	51,643	165,200
Financial income	120	80	340
Interest expense settled in cash	(19,628)	(21,846)	(81,794)
Debt financing and reorganization costs paid	(2)	—	(1,073)
Free cash flow	30,577	29,877	82,673

REVENUE BY REGION

	13 Weeks Ended
(Thousands of Dollars)	December 29 2013	December 30 2012	Percent Change

Midwest	111,945	116,736	(4.1)
Mountain West	34,684	36,108	(3.9)
West	11,662	12,307	(5.2)
East/Other	19,094	19,505	(2.1)
Total	177,385	184,656	(3.9)

SELECTED BALANCE SHEET INFORMATION

(Thousands of Dollars)	December 29 2013	December 30 2012

Cash	12,655	20,284
Debt (Principal Amount)	833,000	916,850

SELECTED STATISTICAL INFORMATION

	13 Weeks Ended
	December 29 2013	December 30 2012	Percent Change

Capital expenditures (Thousands of Dollars)	2,295	2,068	11.0
Newsprint volume (Tonnes)	15,931	17,712	(10.1)
Average full-time equivalent employees	4,617	4,906	(5.9)
Shares outstanding at end of period (Thousands of Shares)	53,449	52,296	2.2

NOTES

(1)
This earnings release is a preliminary report of results for the periods included.  The reader should refer to the Company's Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K for definitive information.

(2)	The following are non-GAAP (Generally Accepted Accounting Principles) financial measures for which reconciliations to relevant GAAP measures are included in tables accompanying this release:
•
Adjusted EBITDA is defined as operating income (loss), plus depreciation, amortization, impairment charges, stock compensation and 50% of EBITDA from associated companies, minus equity in earnings of associated companies and curtailment gains.

•
Adjusted Income (Loss) and Adjusted Earnings (Loss) Per Common Share are defined as income (loss) attributable to Lee Enterprises, Incorporated and earnings (loss) per common share adjusted to exclude both unusual matters and those of a substantially non-recurring nature.

•
Operating Cash Flow is defined as operating income (loss) plus depreciation, amortization and impairment charges, minus equity in earnings of associated companies and curtailment gains. Operating cash flow margin is defined as operating cash flow divided by operating revenue.

•
Unlevered Free Cash Flow is defined as operating income (loss), plus depreciation, amortization, impairment charges, stock compensation, distributions from associated companies and cash income tax refunds, minus equity in earnings of associated companies, curtailment gains, cash income taxes, pension contributions and capital expenditures. Changes in working capital, asset sales, minority interest and discontinued operations are excluded. Free Cash Flow also includes financial income, interest expense and debt financing and reorganization costs.

No non-GAAP financial measure should be considered as a substitute for any related GAAP financial measure. However, the Company believes the use of non-GAAP financial measures provides meaningful supplemental information with which to evaluate its financial performance, or assist in forecasting and analyzing future periods. The Company also believes such non-GAAP financial measures are alternative indicators of performance used by investors, lenders, rating agencies and financial analysts to estimate the value of a publishing business and its ability to meet debt service requirements.

(3)
Certain amounts as previously reported have been reclassified to conform with the current period presentation. The prior periods have been adjusted for comparative purposes, and the reclassifications have no impact on earnings.

Results of North County Times operations and The Garden Island operations have been reclassified as discontinued operations for all periods presented.